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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number     000-21171
                                                                    ------------

                        Splash Technology Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


        555 Del Rey Avenue, Sunnyvale, California, 94086, (408) 328-6300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, Par Value $0.001 Per Share
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            (Title of each class of securities covered by this Form)


                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]              Rule 12h-3(b)(1)(i)    [_]
Rule 12g-4(a)(1)(ii)    [_]              Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)     [_]              Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)    [_]              Rule 12h-3(b)(2)(ii)   [_]
                                         Rule 15d-6             [_]
    Approximate number of holders of record as of the certificate or notice
date:     0
     ---------

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Electronics For Imaging, Inc., as successor to Splash Technology Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 23, 2000                 By:   /s/ Guy Gecht
      -------------------------                 -------------------------
                                                Guy Gecht
                                                Chief Executive Officer
                                                Electronics For Imaging, Inc.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.